Exhibit 10.6

SEVERANCE PAY AGREEMENT

This Severance Pay Agreement (the “Agreement”) is made and entered into by and between Anthony Petrillo (“Employee”) and Sycamore Networks, Inc. (the “Company”), effective as of March 29, 2013 (the “Effective Date”).

RECITALS

1. WHEREAS, Anthony Petrillo is currently an employee of Sycamore Networks, Inc. (the Company”); and

2. WHEREAS, the Board believes that it is imperative to provide Employee with certain separation benefits upon Employee’s termination of employment under certain circumstances. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the payment of accrued but unpaid wages or other compensation, as required by law, as may otherwise be available in accordance with the Company’s established employee plans, and any unreimbursed reimbursable expenses, and this Agreement supersedes all prior agreements or arrangements relating to the same.

3. Separation Pay Benefits.

(a) Termination without Cause or Resignation for Good Reason. If the Company terminates Employee’s employment with the Company without Cause or if Employee resigns from such employment for Good Reason, then subject to Section 4, Employee will receive the following:

(i) Accrued Compensation. The Company will pay Employee all accrued but unused Paid Time Off (“PTO”), expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.

(ii) Separation Payment and Benefits. Employee will be paid a separation payment equal to Employee’s annual base salary, as then in effect, in a lump sum. Separation payments will be made within fifteen (15) days following the date on which the employee’s Separation Agreement and Release becomes effective and irrevocable.

(iii) COBRA Premiums. If the Company continues to have at least one active employee as a participant under its group health, dental, and/or vision plans, and Employee elects to extend Employee’s group health, dental, and/or vision insurance coverage under COBRA, for the first twelve (12) months following termination of employment the Company will pay the same percentage of Employee’s monthly premiums that it pays for active employees. After the expiration of such period, Employee, if eligible, may continue such coverage for the remainder of the COBRA coverage period at Employee’s own expense.

(iv) Outplacement. Employee will be eligible to participate in, for up to twenty-six (26) weeks from execution of the applicable Separation Agreement and Release (and expiration of any applicable revocation period) and any other separation documents required for participation in the Plan, outplacement services from a service provider selected by the Company. A detailed description of the services will be provided in employee’s separation package. Payment in lieu of outplacement services will not be provided. Engagement in the services must begin within sixty (60) days of Employee’s separation date.

(b) Voluntary Resignation; Termination for Cause. If Employee’s employment with the Company terminates voluntarily by Employee (other than for Good Reason), then Employee will not be entitled to receive separation pay or other benefits. If Employee’s employment with the Company is terminated for Cause by the Company, then Employee will not be entitled to receive separation pay or other benefits.

(c) Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability, or Employee’s employment terminates due to his or her death, then Employee will not be entitled to receive any other separation pay or other benefits, except for those (if any) as may then be established under the Company’s then existing written benefits plans.

(d) Exclusive Remedy. In the event of a termination of Employee’s employment as set forth in Section 3(a) of this Agreement, the provisions of Section 3(a) are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 3(a)(i)) pursuant to this Agreement is subject to Employee signing (and not revoking) within the twenty-one-day period following Employee’s termination of employment a separation agreement and release of claims in a form acceptable to the Company (the “Separation Agreement and Release”), which must become effective and irrevocable no later than the twenty-eighth day following Employee’s termination of employment (the “Release Deadline”). If the Separation Agreement and Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any right to severance payments or benefits under this Agreement. In no event will separation payments or benefits be paid or provided until the Separation Agreement and Release actually becomes effective and irrevocable.

(b) Section 409A.

(i) It is intended that none of the severance payments and other benefits under this Agreement will constitute nonqualified deferred compensation subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), but rather will be exempt from Section 409A including, without limitation, as a result of the satisfaction of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations promulgated under Section 409A.

(ii) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) an intentional act of fraud, embezzlement or theft in connection with the Employee’s duties to the Company or in the course of Employee’s employment with the Company;

(ii) Employee’s willful engagement in gross misconduct that is demonstrably and materially injurious to the Company; or

(iii) Employee’s willful and continued failure to perform his duties with the Company (other than any such failure resulting due to physical or mental illness).

For purposes of this definition, no act or failure to act on Employee’s part shall be deemed “willful” unless done or omitted to be done by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.

(b) Disability. “Disability” means that Employee has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Employee will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Employee’s employment. In the event that Employee resumes the performance of substantially all of Employee’s duties hereunder before the termination of Employee’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(c) Good Reason. “Good Reason” shall mean Employee’s voluntary termination, within thirty (30) days following the expiration of any Company cure period (discussed below) following, without Employee’s consent:

(i) any material diminution in Employee’s position, title or responsibilities;

(ii) any material diminution in Employee’s then-current annual base salary or bonus potential; or

(iii) any required relocation of Employee’s primary work location by more than 35 miles.

Employee may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the initial existence of the condition that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason will be communicated by a notice of termination to the other party hereto. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including all prior agreements providing for severance or other compensation to Employee upon termination or resignation of his employment with the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

EMPLOYEE	By:	/s/ Alan R. Cormier

	Date:	March 29, 2013

COMPANY		SYCAMORE NETWORKS, INC.

	By:	/s/ Daniel E. Smith

	Title:	President and Chief Executive Officer

	Date:	March 29, 2013